Exhibit 3.(i)(d)

                     CERTIFICATE OF AMENDMENT OF THE
                     CERTIFICATE OF INCORPORATION OF
                 COMPUTER ASSOCIATES INTERNATIONAL, INC.
                 _______________________________________

          Computer Associates International, Inc., a Delaware corporation, in order to amend its Certificate of Incorporation hereby certifies, pursuant to Section 242 of the General Corporation Law of the State of Delaware, as follows:

          FIRST: The holder of a majority of the outstanding shares of the Corporation's Common Stock, at a meeting duly called and held, adopted the following resolution amending the Corporation's Certificate of Incorporation:

          "That Article FOURTH of the Certificate of Incorporation be amended by deleting such Article FOURTH in its entirety and substituting therefor the following:

          FOURTH:  4.1	The total number of shares of all classes of
     capital stock which the corporation shall have authority to issue is two hundred sixty million (260,000,000) of which ten million (10,000,000) shares shall be Preferred Stock, Class A without par value, issuable in one or more series, and two hundred fifty million (250,000,000) shares will be Common Stock, par value $.10 per share.

          4.2 The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Preferred Stock, Class A, into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock, Class A, or of such series to the fullest extent now or hereafter permitted by the laws of the State of Delaware, including, but not limited to, the variations between different series in the following respects:

          (a) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or reduced (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

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          (b) the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

          (c) the price or prices at which, and the terms and conditions on which the shares of such series may be made redeemable;

          (d) the purchase of sinking fund provision, if any, for the purchase or redemption of shares of such series;

          (e) the preferential amount or amounts payable upon shares of such series in the event of the liquidation, dissolution or winding up of the corporation;

          (f) the voting rights, if any, of shares of such series;

          (g) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the corporation, or other securities, into which such shares may be converted;

          (h) the relative terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix and determine under the laws of the State of Delaware.

          Unless otherwise provided in a resolution or resolutions establishing any particular series, the aggregate number of authorized shares of Preferred Stock, Class A, may be increased by an amendment of the Certificate of Incorporation approved solely by a majority vote of the outstanding shares of Common Stock (or solely with a lesser vote of the Common Stock, or solely by action of the Board of Directors, if permitted by law at the time).

          All shares of any one series shall be alike in every particular, except with respect to the accrual of dividends prior to the date of issuance.

          4.3 Except for and subject to those rights expressly granted to the holders of Preferred Stock or any series thereof by resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 of this Article Fourth and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of shareholders.

          4.4 Shares of Common Stock of the corporation may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors, but not less than the par value thereof; and any and all shares so issued, the full

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     consideration for which shall have been paid and delivered, shall be deemed fully paid and non-assessable stock and not liable to any further call or assessment thereon."

          SECOND: The holders of a majority of the outstanding shares of the Corporation's Common Stock, at a meeting duly called and held, adopted the following resolution amending the Corporation's Certificate of Incorporation:

          "That the Certificate of Incorporation be amended by adding a new Article TENTH as follows:

          TENTH: No director shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or
     (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the full extent permitted by the General Corporation Law of Delaware, as so amended.

          Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

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          THIRD: said amendments have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed and attested by its officers thereunto duly authorized and its corporate seal to be affixed this 12th day of August, 1987.



                                      /s/ Anthony W. Wang
                                      ------------------------------
                                          Anthony W. Wang, President



 Attest:


/s/ Belden A. Frease
-------------------------------
    Belden A. Frease, Secretary


STATE OF NEW YORK	)
			)  ss.:
COUNTY OF NASSAU	)

      BE IT REMEMBERED that on this 12th day of August, 1987, personally came before me, a notary public in and for the State and County aforesaid, Anthony W. Wang, the President of Computer Associates International, Inc., the corporation described in the foregoing instrument and known to me personally to be such and acknowledged the said instrument to be his own act and deed and the act and deed of said corporation; that his signature is in his own handwriting; that the seal affixed to said instrument is the corporate seal of said corporation, and that the facts stated in said instrument are true.


                                           /s/ Elizabeth M. Santiago
                                           -------------------------
                                               Notary Public